Exhibit 99.1

Alnylam Pharmaceuticals Reports Third Quarter 2012 Financial Results

– Continued to Execute on ‘Alnylam 5x15’ Product Strategy with Positive Clinical Data from ALN-TTR02 for the Treatment of Transthyretin (TTR)-Mediated Amyloidosis (ATTR) –

– Formed Multiple Strategic Collaborations Resulting in Over $50 Million in Upfront Payments including Genzyme for ALN-TTR in Japan and other Asian-Pacific Countries, and Monsanto for RNAi Applications in Agriculture –

– Maintained Strong Balance Sheet with $296 Million Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 5, 2012--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the third quarter 2012, and company highlights.

“The highlights of this quarter include the positive results we reported in our clinical programs and our continued execution on our ‘Alnylam 5x15’ product strategy. Specifically, we reported positive data from a Phase I study and continued enrollment in our Phase II study of ALN-TTR02. We also showed encouraging pre-clinical data in programs using our GalNAc conjugate delivery platform that enables subcutaneous administration of RNAi therapeutics; these include ALN-TTRsc for the treatment of ATTR and ALN-AT3 for the treatment of hemophilia. Finally, we were pleased to report complete results from a Phase IIb trial of ALN-RSV01 for the treatment of respiratory syncytial virus infection in lung transplant patients,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Continued execution on our ‘Alnylam 5x15’ product strategy remains our core focus, and we aim to complete our Phase II trial for ALN-TTR02 in mid-2013 and initiate our Phase III trial by the end of 2013. In addition, we expect to file an IND for ALN-TTRsc by end of this year and an IND for ALN-AT3 by mid-2013. With our recent accomplishments in our pipeline efforts, we have strengthened confidence that we can advance RNAi therapeutics toward genetically defined targets for diseases that currently have limited treatment options for patients and their caregivers.”

“In addition to the substantial progress in our ‘Alnylam 5x15’ efforts, we have also advanced our business development efforts through new collaborations with Genzyme, Monsanto, and Ascletis,” said Barry Greene, President and Chief Operating Officer of Alnylam. “Notably, we formed a strategic alliance with Genzyme to advance ALN-TTR in Japan and the broader Asian-Pacific region. ATTR is an endemic disease in Japan, and we believe this new alliance promises to bring our ALN-TTR program to these patients sooner and to reach this market faster. We are also excited about the alliance we formed with Monsanto, a leader in the field of agriculture. This collaboration facilitates broad use of our intellectual property and technology in agricultural applications and enables additional value creation for Alnylam outside of our focus on human therapeutics. Finally, we formed a strategic collaboration with Ascletis to develop ALN-VSP for the treatment of liver cancers in China, while we retain rights in the rest of the world.”

Cash, Cash Equivalents and Total Marketable Securities

At September 30, 2012, Alnylam had cash, cash equivalents and total marketable securities of $295.8 million, as compared to $260.8 million at December 31, 2011.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the third quarter of 2012 was $19.5 million, or $0.38 per share on both a basic and diluted basis (including $3.4 million, or $0.07 per share of non-cash stock-based compensation expense), as compared to a net loss of $13.2 million, or $0.31 per share on both a basic and diluted basis (including $4.3 million, or $0.10 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $16.8 million for the third quarter of 2012, as compared to $20.8 million for the same period last year. Revenues for the third quarter of 2012 included $9.3 million of collaboration revenues related to the company’s alliance with Roche (which assigned its rights and obligations to Arrowhead Research Corporation during 2011), $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, and $2.0 million of expense reimbursement, amortization, and/or license fee revenues from Cubist Pharmaceuticals, Inc., Monsanto, InterfeRx™, research reagent and services licensees, and other sources. Looking ahead, Alnylam expects revenues to decrease due to the completion of amortization of Roche/Arrowhead deferred revenue during the third quarter of 2012.

Research and Development Expenses

Research and development (R&D) expenses were $22.1 million in the third quarter of 2012, which included $2.3 million of non-cash stock-based compensation, as compared to $24.3 million in the third quarter of 2011, which included $2.8 million of non-cash stock-based compensation. The decrease in R&D expenses in the third quarter of 2012 as compared to the prior year period was due primarily to lower clinical trial and manufacturing expenses related to the company’s ALN-RSV and ALN-VSP programs, partially offset by additional expenses related to the advancement of the company’s ALN-TTR program. Alnylam expects R&D expenses will remain consistent for the remainder of 2012.

General and Administrative Expenses

General and administrative (G&A) expenses were $12.8 million in the third quarter of 2012, which included $1.1 million of non-cash stock-based compensation, as compared to $9.0 million in the third quarter of 2011, which included $1.5 million of non-cash stock-based compensation. The increase in G&A expenses for the third quarter of 2012 as compared to the prior year period was due primarily to an increase in consulting and professional services related to business and legal activities. Alnylam expects G&A expenses will remain consistent for the remainder of 2012.

Regulus Therapeutics

Equity in loss of joint venture was $1.6 million and $0.5 million for the third quarter of 2012 and 2011, respectively, related to our share of the net losses incurred by Regulus.

Interest Income

Interest income was $0.3 million for the third quarter of 2012 and 2011.

2012 Financial Guidance

Alnylam now expects that its cash, cash equivalents and total marketable securities balance will be greater than $280 million at December 31, 2012, as compared with its previous guidance of year-end cash of greater than $250 million. The company’s increase to its year-end cash guidance is due to upfront payments from new alliances with Monsanto and Genzyme.

“Alnylam continues to maintain a solid financial profile, ending the third quarter with approximately $296 million in cash, which excludes the upfront payment of $22.5 million from our recent alliance with Genzyme which was received in the fourth quarter,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “Due to our successful business development activities, we now believe we will end 2012 with greater than $280 million in cash, which will continue to provide us with a strong balance sheet as we advance our RNAi therapeutics through clinical trials and toward the market.”

Third Quarter 2012 and Recent Significant Corporate Highlights

Key “Alnylam 5x15” Program Highlights

  Reported Positive Clinical Data with ALN-TTR02, an RNAi Therapeutic Targeting Transthyretin-Mediated (TTR) for the Treatment of TTR-Mediated Amyloidosis (ATTR). Results from a Phase I study of ALN-TTR02 were presented at Boston University School of Medicine, showing that administration of ALN-TTR02 results in robust knockdown of serum TTR protein levels of up to 94%; the overall results were highly significant (p<0.00001 by ANOVA). Knockdown of TTR, the disease-causing protein in ATTR, was found to be rapid, dose dependent, durable, and specific after just a single dose. ALN-TTR02 was found to be generally safe and well tolerated in this Phase I normal human volunteer study, consistent with Alnylam’s broader clinical experience with lipid nanoparticle (LNP)-formulated siRNA which includes over 100 patients or subjects, over 325 total doses administered, and a length of treatment exceeding two years. In addition, Alnylam reported data at the 8th Oligonucleotide Therapeutics Society (OTS) meeting held October 28-31 in Boston, showing that the effects of ALN-TTR02 were RNAi mediated, providing yet further molecular evidence for efficacy of RNAi therapeutics in man. Specifically, using Alnylam’s circulating exosome RNA detection (cERD) method, RNAi-mediated cleavage of the TTR mRNA transcript was demonstrated by a 5’RACE analysis of serum samples from subjects receiving ALN-TTR02.
  Continued Enrollment in ALN-TTR02 Phase II Trial. Alnylam continues to enroll patients in its Phase II trial with ALN-TTR02 for the treatment of ATTR. This is an open-label, multi-center, multi-dose, dose-escalation trial designed to enroll approximately 20 ATTR patients. Subjects are being enrolled into cohorts of increasing doses and are receiving ALN-TTR02 once every four weeks for two cycles. The primary objectives of the study are to evaluate the safety and tolerability of multiple doses of ALN-TTR02 and to measure clinical activity based on serial measurement of circulating serum TTR levels. Alnylam expects to complete this trial in mid-2013.
  Presented Pre-clinical Data with ALN-TTRsc, a Subcutaneously Delivered RNAi Therapeutic for the Treatment of ATTR. Data presented at the XX International Roundtable on Nucleosides, Nucleotides and Nucleic Acids (IRT) held August 5-9, 2012 in Montreal, Canada, showed potent, dose-dependent, and durable knockdown of serum TTR with Alnylam’s GalNAc-conjugate approach in its ALN-TTRsc pre-clinical program. In non-human primates, ALN-TTRsc was administered in a loading regimen of once a day for five days, followed by a maintenance regimen of once a week for four weeks resulting in an approximately 80% reduction of TTR at doses as low as 2.5 mg/kg. In addition, in single dose and multi-dose pre-clinical safety studies in rodents and non-human primates, ALN-TTRsc was found to be generally safe and well tolerated with a “no adverse effect level” (NOAEL) greater than or equal to 300 mg/kg and a therapeutic index exceeding 100 fold, including the absence of any injection site reactions or elevations in pro-inflammatory markers. Additional data were also presented at the OTS meeting. Alnylam expects to file an investigational new drug (IND) application for ALN-TTRsc by year’s end.
  Designated ALN-AT3, an RNAi Therapeutic Targeting Antithrombin (AT) for the Treatment of Hemophilia, as Development Candidate; Presented New Pre-clinical Data at Multiple Meetings. Data were presented at multiple scientific meetings including the World Federation of Hemophilia (WFH) World Congress held July 8-12, 2012 in Paris, the IRT meeting, and the OTS meeting. In aggregate, research findings show that subcutaneous administration of ALN-AT3, which employs Alnylam’s GalNAc-siRNA conjugate approach, results in potent, dose-dependent, and durable silencing of AT in pre-clinical models and that AT reduction can normalize thrombin generation in an animal model of hemophilia, establishing proof of concept for this program. Specifically, ALN-AT3 demonstrated potent activity in both mice and non-human primates, with an ED50 for AT plasma protein knockdown of approximately 1 mg/kg after a single subcutaneous dose; nadir knockdown levels of AT were achieved by about day 15, with effects lasting over 22 days. In multi-dose rodent studies, once weekly subcutaneous dose administration of ALN-AT3 resulted in an ED50 and ED80 for AT plasma protein knockdown of 0.25 mg/kg and 0.75 mg/kg, respectively. Further, in studies performed in mouse models of hemophilia, ALN-AT3 was found to achieve dose-dependent knockdown of endogenous AT and to significantly increase and normalize thrombin generation. In aggregate, these new data support a once-a-week or twice-a-month subcutaneous dosing paradigm. Alnylam expects to file an IND application for ALN-AT3 in 2013.
  Advanced Additional “Alnylam 5x15” Programs. Alnylam continues to advance its additional ‘Alnylam 5x15’ programs, including: ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of severe hypercholesterolemia; ALN-HPN, an RNAi therapeutic targeting the hepcidin pathway for the treatment of refractory anemia; and ALN-TMP, an RNAi therapeutic targeting TMPRSS6 for the treatment of hemoglobinopathies, amongst other pre-clinical programs. The company aims to advance these and other programs into further development stages with partnerships it intends to form. In addition, Alnylam presented data at the OTS meeting demonstrating generation of a GalNAc-siRNA conjugate in its ALN-PCS program. Specifically, the new ALN-PCSsc drug candidate demonstrated potent knockdown of the PCSK9 target gene with an ED50 <0.3 mg/kg after a single subcutaneous dose.

Key Partnered Program Highlights

  Presented Complete Results From Phase IIb Clinical Trial of ALN-RSV01, an Inhaled RNAi Therapeutic for the Treatment of Respiratory Syncytial Virus (RSV) Infection in Lung Transplant Patients. The Phase IIb study was a double-blind, placebo-controlled, randomized global study of ALN-RSV01 with a primary endpoint of the incidence of new or progressive bronchiolitis obliterans syndrome (BOS) at 180 days after RSV infection. At the European Respiratory Society Annual Congress, held September 1-5, 2012 in Vienna, Alnylam presented new results from key secondary endpoints and certain post-hoc data analyses. Specifically, ALN-RSV01 treatment resulted in a statistically significant reduction in day 90 BOS as compared with placebo (p=0.044) with an overall effect size of 52%. Further, ALN-RSV01 showed an enhanced treatment effect size of 88% toward day 180 BOS in patients treated within five days from symptom onset (p=0.0095). In aggregate, the newly presented results support the conclusion that ALN-RSV01 is generally safe and well-tolerated and associated with a decreased incidence of new or progressive BOS. The company plans to determine next steps for this program following meetings with both U.S. and European regulatory authorities and will communicate future development plans, if any, at year’s end.

Business and Organizational Highlights

  Formed Strategic Alliance with Genzyme to Advance ALN-TTR in Japan and Broader Asian Market. Alnylam and Genzyme, a Sanofi company, entered into an exclusive alliance to develop and commercialize ALN-TTR in Japan and the broader Asian-Pacific region. Genzyme will leverage its proven regulatory and commercial capabilities in the Japanese and broader Asian market to advance the ALN-TTR program, which includes ALN-TTR02 and ALN-TTRsc. Alnylam will maintain plans to develop and commercialize ALN-TTR in the United States, Europe, and rest of the world. Under the terms of the agreement, Genzyme has made an upfront cash payment of $22.5 million to Alnylam. In addition, Alnylam is eligible to receive certain success-based development milestone payments totaling up to $50 million. Furthermore, Genzyme will make tiered royalty payments to Alnylam that are expected to yield an effective rate in the mid-teens to mid-twenties on sales of ALN-TTR in the territories covered by Genzyme.
  Formed Strategic Alliance with Monsanto to Advance RNAi in the Field of Agriculture. Alnylam and Monsanto Company formed a strategic alliance to advance biological technologies in the field of agriculture. The alliance brings Alnylam’s broad RNAi-based intellectual property (IP) and proprietary technologies to Monsanto’s new BioDirect™, which aims to deliver innovative biological solutions for farmers. Under the terms of the agreement, Monsanto receives worldwide, exclusive rights to use Alnylam’s platform technology and IP in the field of agriculture. The deal includes $29.2 million in upfront payments from Monsanto to Alnylam. Alnylam is also eligible to receive milestone payments and additional funding for collaborative research efforts. In addition, Alnylam is eligible to receive royalty payments on products utilizing Alnylam IP. Moreover, Monsanto is Alnylam’s strategic partner in agriculture for a ten-year period.
  Earned Milestone from GlaxoSmithKline (GSK) from VaxiRNA Collaboration. Alnylam earned a development milestone payment from GSK in the amount of $3.2 million related to progress in the companies’ collaboration on the use of VaxiRNA™ technology for the production of GSK influenza vaccine. Alnylam’s VaxiRNA platform uses RNAi technology for the enhanced manufacturing of vaccine products.
  Formed Strategic Collaboration with Ascletis to Develop ALN-VSP. Alnylam and Ascletis Pharmaceuticals Co., Ltd.., a privately held US-China joint venture pharmaceutical company, formed a strategic collaboration for the development of ALN-VSP, a systemically delivered RNAi therapeutic for the treatment of liver cancers including hepatocellular carcinoma (HCC), a significant area of unmet need in China. Alnylam will retain all rights in the rest of the world, and is eligible to receive milestones and royalties based on product sales.
  Entered into Agreement with Major Pharmaceutical Company to Evaluate Alnylam Biotherapeutics Technology. Alnylam reported today that it has formed a new agreement with a pharmaceutical partner to evaluate Alnylam’s Biotherapeutics technology, which aims to use RNAi technologies to improve the manufacturing processes for biologics.
  Regulus Formed Strategic Alliances and Completed Initial Public Offering (IPO). Regulus and AstraZeneca entered into a strategic alliance aimed at advancing microRNA therapeutics for three microRNA targets focused on cardiovascular and metabolic diseases and oncology, all of which are currently in pre-clinical development. AstraZeneca made a payment of $28 million, which includes an equity investment and an upfront payment to Regulus. In addition, Regulus is eligible to receive clinical and commercial milestone payments from AstraZeneca, as well as royalties. Regulus and Biogen Idec formed a collaboration to explore microRNA biomarkers for multiple sclerosis, which included an equity investment in Regulus in addition to upfront and milestone payments. In October 2012, Regulus completed an IPO, raising $50.9 million in gross proceeds of an over-allotment exercise by the underwriters. Regulus’ common stock began trading on the NASDAQ Global Market on October 4, 2012 under the symbol “RGLS.” As a result of the IPO, Alnylam’s ownership position in Regulus now stands at 17%.
  Alnylam Expects Trial with Tekmira to Begin November 14. With respect to its ongoing litigation in the Massachusetts Business Court with Tekmira Pharmaceuticals Corporation, Alnylam expects a jury trial to commence on November 14, 2012. The company’s financial guidance for 2012 excludes payments, if any, that could be made in connection with the resolution of this ongoing litigation.

Conference Call Information

Management will provide an update on the company, discuss third quarter 2012 results, and discuss expectations for the future via conference call on Monday, November 5 at 4:30 p.m. ET. A corporate slide presentation will also be available on the News & Investors page of the company’s website, www.alnylam.com, to accompany the conference call. To access the call, please dial 800-901-5248 (domestic) or 617-786-4512 (international) five minutes prior to the start time and provide the passcode 16984515. A replay of the call will be available beginning at 6:30 p.m. ET on Monday, November 5, 2012. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 79599567. A live audio webcast of the call will also be available on the News & Investors page of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics for the treatment of genetically defined diseases, including ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-AT3 for the treatment of hemophilia, ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, and ALN-TMP for the treatment of hemoglobinopathies. As part of its “Alnylam 5x15TM” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in clinical development, including programs in advanced stages, on its own or with a partner by the end of 2015. Alnylam has additional partnered programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection, ALN-VSP for the treatment of liver cancers, and ALN-HTT for the treatment of Huntington’s disease. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, Ascletis, Monsanto and Genzyme. In addition, Alnylam and Isis co-founded Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics; Regulus has formed partnerships with GlaxoSmithKline, Sanofi, AstraZeneca and Biogen Idec. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for applications in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam’s VaxiRNA™ platform applies RNAi technology to improve the manufacturing processes for vaccines; GlaxoSmithKline is a collaborator in this effort. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, and Cell. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

About “Alnylam 5x15™”

The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics to address genetically defined diseases with high unmet medical need. Products arising from this initiative share several key characteristics including: a genetically defined target and disease; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi delivery platform; the opportunity to monitor an early biomarker in Phase I clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. By the end of 2015, the company expects to have five such RNAi therapeutic programs in clinical development, including programs in advanced stages, on its own or with a partner. The “Alnylam 5x15” programs include ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-AT3 for the treatment of hemophilia, ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, and ALN-TMP for the treatment of hemoglobinopathies. Alnylam intends to focus on developing and commercializing certain programs from this product strategy itself in the United States and potentially certain other countries; the company will seek development and commercial alliances for other core programs both in the United States and in other global territories.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-TTR02 and ALN-TTRsc, ALN-AT3, ALN-PCS, ALN-VSP and ALN-RSV01, its expectations with respect to the timing and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and initiate clinical trials for ALN-TTR02, ALN-TTRsc and ALN-AT3, its expectations regarding reporting data from its clinical studies, its plans to seek a partner for its ALN-PCS program and other ‘Alnylam 5x15’ programs, its expectations regarding the receipt upfront, and potential development milestone and royalty payments under the Genzyme agreement, its expectations regarding the market opportunity for ALN-TTR, including in Japan, its expectations regarding the receipt of milestone payments, additional funding for collaborative research efforts and potentially royalty and other payments under the Monsanto agreement, its expectations regarding the continued development of ALN-VSP in China and the rest of the world, the possibility of Alnylam receiving future milestones and royalties from Ascletis based on the development and commercialization of ALN-VSP in the Ascletis territory, and its expected cash position as of December 31, 2012, excluding payments, if any, that could be made in connection with the resolution of ongoing litigation with Tekmira, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation and the potential of settlement or an adverse judgment against Alnylam, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net revenues from research collaborators	$16,759	$20,791	$58,230	$62,302

Operating expenses:
Research and development (1)	22,094	24,274	64,891	75,926
General and administrative (1)	12,812	8,955	34,446	27,608
Total operating expenses	34,906	33,229	99,337	103,534
Loss from operations	(18,147)	(12,438)	(41,107)	(41,232)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(1,613)	(467)	(3,641)	(2,551)
Interest income	261	265	755	969
Other income (expense)	(3)	(597)	167	(532)
Total other income (expense)	(1,355)	(799)	(2,719)	(2,114)
Net loss	($19,502)	($13,237)	($43,826)	($43,346)

Net loss per common share - basic and diluted	($0.38)	($0.31)	($0.88)	($1.02)

Weighted average common shares used to compute basic and diluted net loss per common share	51,542	42,654	49,772	42,389

Comprehensive loss:
Net loss	$ (19,502)	$ (13,237)	$ (43,826)	$ (43,346)
Unrealized gain (loss) on marketable securities	170	95	273	(865)
Comprehensive loss	$ (19,332)	$ (13,142)	$ (43,553)	$ (44,211)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$2,271	$2,789	$6,357	$8,284
General and administrative	1,115	1,469	3,281	4,310

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30,	December 31,
	2012	2011
Cash, cash equivalents and total marketable securities	$295,818	$260,809
Billed and unbilled collaboration receivables	1,918	1,468
Prepaid expenses and other current assets	5,679	4,158
Property and equipment, net	18,792	14,643
Investment in joint venture (Regulus Therapeutics Inc.)	—	564
Intangible assets, net	145	275
Total assets	$322,352	$281,917
Accounts payable and accrued expenses	$20,007	$18,140
Total deferred revenue	116,185	140,853
Total deferred rent	5,724	4,211
Investment in joint venture (Regulus Therapeutics Inc.)	2,755	—
Other liabilities	521	716
Total stockholders’ equity (52.4 million and 42.7 million common shares issued and outstanding and at September 30, 2012 and December 31, 2011, respectively)	177,160	117,997
Total liabilities and stockholders' equity	$322,352	$281,917

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2011.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Vice President, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer